Exhibit 10.1

CREDIT AGREEMENT

dated as of

November 14, 2011

among

MYLAN INC.,

as the Borrower

and

BANK OF AMERICA, N.A.,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CITIGROUP GLOBAL MARKETS INC.

CREDIT SUISSE SECURITIES (USA) LLC

GOLDMAN SACHS BANK USA

and

J.P. MORGAN SECURITIES LLC

as Joint Bookrunners and Joint Lead Arrangers

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-ii-

		Page

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.	Notices	92
SECTION 9.02.	Waivers; Amendments	93
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	95
SECTION 9.04.	Successors and Assigns	96
SECTION 9.05.	Survival	99
SECTION 9.06.	Counterparts; Integration; Effectiveness	99
SECTION 9.07.	Severability	99
SECTION 9.08.	Right of Setoff	99
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	100
SECTION 9.10.	WAIVER OF JURY TRIAL	100
SECTION 9.11.	Headings	101
SECTION 9.12.	Confidentiality	101
SECTION 9.13.	USA PATRIOT Act	101
SECTION 9.14.	Interest Rate Limitation	101
SECTION 9.15.	No Fiduciary Duty	102

SCHEDULES:

Schedule 1.01	–	Mandatory Cost
Schedule 2.01	–	Commitments
Schedule 2.03	–	Specified Litigation
Schedule 2.05	–	Existing Letters of Credit
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Disclosed Matters
Schedule 5.09(c)	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05(f)	–	Investments
Schedule 6.07	–	Affiliate Transactions
Schedule 6.11	–	Dispositions
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Term Note
Exhibit C	–	Form of [U.S.][Alternative Currency] Revolving Note
Exhibit D	–	Form of Guarantee and Security Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Swingline Loan Notice
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	Form of Mortgage

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Exhibit I-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	–	Form of First Lien Intercreditor Agreement
Exhibit K	–	Form of Discounted Prepayment Option Notice
Exhibit L	–	Form of Lender Participation Notice
Exhibit M	–	Form of Discounted Voluntary Prepayment Notice

-iv-

CREDIT AGREEMENT (this “Agreement”) dated as of November 14, 2011 among MYLAN INC., the LENDERS party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree to the following:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Discount” has the meaning provided in Section 2.10(c)(iii).

“Acceptance Date” has the meaning provided in Section 2.10(c)(ii).

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Act” has the meaning assigned in Section 9.13.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments and otherwise satisfactory to the Administrative Agent and the Borrower.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the administrative agency fee letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Agent Parties” has the meaning assigned in Section 9.01(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Alternative Currencies” means (a) Euro, (b) Sterling, (c) Yen and (d) each other currency approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Letter of Credit” means a Letter of Credit issued pursuant to Section 2.05(a)(i)(y).

“Alternative Currency L/C Advance” means, with respect to each Alternative Currency Revolving Lender, such Alternative Currency Revolving Lender’s funding of its participation in any Alternative Currency L/C Borrowing in accordance with its Applicable Percentage. All Alternative Currency L/C Advances shall be denominated in Dollars.

“Alternative Currency L/C Borrowing” means an extension of credit resulting from an Alternative Currency LC Disbursement under any Alternative Currency Letter of Credit which has not been reimbursed on the date when made or refinanced as Base Rate Revolving Borrowing. All Alternative Currency L/C Borrowings shall be denominated in Dollars.

“Alternative Currency L/C Credit Extension” means, with respect to any Alternative Currency Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Alternative Currency LC Disbursement” means a payment made by an Issuing Bank pursuant to an Alternative Currency Letter of Credit.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Alternative Currency Letters of Credit at such time plus (b) the aggregate Outstanding Amount of all Alternative Currency LC Disbursements, including Unreimbursed Amounts, that have not yet been reimbursed by or on behalf of the Borrower at such time. The Alternative Currency LC Exposure of any Alternative Currency Revolving Lender at any time shall be its Applicable Percentage of the total Alternative Currency LC Exposure at such time. For purposes of computing the amount available to be drawn under any Alternative Currency Letter of Credit, the amount of such Alternative Currency Letter of Credit shall be determined in accordance with Section 1.11. For all purposes of this Agreement, if on any date of determination an Alternative Currency Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Alternative Currency Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Alternative Currency Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Alternative Currency Revolving Loans and to acquire participations in Alternative Currency Letters of Credit and Alternative Currency Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Alternative Currency Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Alternative Currency Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Alternative Currency Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Alternative Currency Revolving Commitments is $500,000,000.

“Alternative Currency Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding Dollar Equivalent of such Lender’s Alternative Currency Revolving Loans and its Alternative Currency LC Exposure and Alternative Currency Swingline Exposure at such time.

“Alternative Currency Revolving Lender” means each Lender that has an Alternative Currency Revolving Commitment or that holds Alternative Currency Revolving Credit Exposure.

“Alternative Currency Revolving Loan” means a Loan made pursuant to Section 2.01(d).

“Alternative Currency Swingline Exposure” means, at any time, the aggregate principal amount of all Alternative Currency Swingline Loans outstanding at such time. The Alternative Currency Swingline Exposure of any

Lender at any time shall be its Applicable Percentage of the total Alternative Currency Swingline Exposure at such time.

“Alternative Currency Swingline Loan” means a Loan made pursuant to Section 2.04 as an “Alternative Currency Swingline Loan.”

“Applicable Discount” has the meaning provided in Section 2.10(c)(iii).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment of such Class and the denominator of which is the aggregate Revolving Commitment of such Class of all Revolving Lenders of such Class (if the Revolving Commitments of such Class have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures of such Class at that time) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding amount of the Term Loans of such Class.

“Applicable Period” shall have the meaning assigned to such term in the definition of “Applicable Rate.”

“Applicable Rate” means (i) 2.00% in the case of Eurocurrency U.S. Term Loans, (ii) 1.60% in the case of Eurocurrency Revolving Loans, (iii) 1.00%, in the case of Base Rate Loans and Swingline Loans, and (iv) 0.40%, in the case of facility fees; provided that, the Applicable Rate with respect to U.S. Term Loans, Revolving Loans and Swingline Loans shall be subject to adjustment following each date of delivery of financial statements of the Borrower pursuant to Section 5.01(a) or (b) (“Financials”), based on the Consolidated Leverage Ratio, as follows:

Level	Consolidated Leverage Ratio:	Eurocurrency U.S. Term Loans	Base Rate U.S. Term Loans	Eurocurrency Revolving Loans	Base Rate Revolving Loans and Swingline Loans	Facility Fee
1	Greater than 2.75x	2.00%	1.00%	1.60%	0.60%	0.40%
2	Less than or equal to 2.75x but greater than or equal to 1.75x	1.75%	0.75%	1.40%	0.40%	0.35%
3	Less than 1.75x	1.50%	0.50%	1.20%	0.20%	0.30%

Any increase or decrease in the Applicable Rates for U.S. Term Loans, Revolving Credit Loans or Swingline Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of the Financials; provided that at the option of the Required Lenders, Level 1 pricing shall apply (i) as of the first Business Day after the date on which such Financials were required to have been delivered but have not been delivered pursuant to Section 5.01(a) or (b) and shall continue to so apply to and including the date on which such Financials are so delivered (and thereafter the Level otherwise determined in accordance with this definition shall apply) and (ii) as of the first Business Day after an Event of Default under Article VII shall have occurred and be continuing and the Administrative Agent has notified the Borrower that Level I pricing applies, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the Level otherwise determined in accordance with this definition shall apply).

In the event that any Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Financials for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Level for such higher Applicable Rate were applicable for such Applicable Period, and (iii) the Borrower shall within 3 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to any Event of Default.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” shall have the meaning assigned to such term in the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and J.P. Morgan Securities LLC.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clauses (j), (k) or (m) of Section 6.11 which yields net cash proceeds to the Borrower or any of its Subsidiaries in excess of $50,000,000 in the aggregate for any such Disposition or series of related Dispositions.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Augmenting Lender” has the meaning assigned to such term in Section 2.19(a).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.05(b)(iii).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.

“Available Amount” means, at any time (the “Reference Time”), an amount equal to:

(a) the sum, without duplication, of:

(i) an amount equal to 50% of the cumulative amount of Consolidated Net Income for the period commencing on October 1, 2011 and ending on the last day of the most recent fiscal quarter of the Borrower completed prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if Consolidated Net Income for such period is negative, 100% of such negative amount), provided that such amount shall exclude Consolidated Net Income for each fiscal quarter (each such quarter, a “Below 3.25x Quarter”) if the Borrower’s Consolidated Leverage Ratio as of the last day of the preceding fiscal quarter was less than or equal to 3.25 to 1.00 except to the extent that the cumulative amount of Consolidated Net Income in respect of all Below 3.25x Quarters exceeds 200% of the aggregate amount of Restricted Payments made pursuant to Section 6.04(h) and prepayments of Specified Indebtedness made pursuant to Section 6.06(a)(v), plus

(ii) the aggregate net cash proceeds received after October 1, 2011 and at or prior to the Reference Time by the Borrower either (1) as capital contributions in the form of common equity to the Borrower (other than from any of its Subsidiaries) or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Equity Interests (other than Designated Preferred Stock), plus

(iii) the aggregate net cash proceeds received after October 1, 2011 and at or prior to the Reference Time by the Borrower (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Equity Interests (other than Designated Preferred Stock) of the Borrower (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Equity Interest financed, directly or indirectly, using funds borrowed from the Borrower or any Subsidiary until and only to the extent such borrowing is repaid), plus

(iv) the aggregate net cash proceeds received after October 1, 2011 and at or prior to the Reference Time by the Borrower (other than from any of its Subsidiaries) from the conversion or exchange, if any, of debt securities or Disqualified Equity Interest of the Borrower or its Restricted Subsidiaries into or for Qualified Equity Interests plus, to the extent such debt securities or Disqualified Equity Interest were issued after the Closing Date, the aggregate net cash proceeds received by the Borrower from their original issuance (other than from any of its Subsidiaries) (and excluding the net cash proceeds from the conversion or exchange of debt securities or Disqualified Equity Interests financed, directly or indirectly, using funds borrowed from the Borrower or any Subsidiary until and only to the extent such borrowing is repaid), plus

(v) 100% of the aggregate amount received in cash by means of (i) the sale or other disposition (other than to the Borrower or a Subsidiary) of Investments made pursuant to Section 6.05(l) by the Borrower or its Subsidiaries and repurchases and redemptions of such Investments from the Borrower or its Subsidiaries and repayments of loans or advances which constitute such Investments made pursuant to Section 6.05(l) the Borrower or its Subsidiaries, in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Borrower for such period, minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Payments made pursuant to Section 6.04(g)(y) prior to the Reference Time; plus

(ii) the aggregate amount of Investments made in reliance on Section 6.05(l) prior to the Reference Time; plus

(iii) the aggregate amount of prepayments of Specified Indebtedness made in reliance on Section 6.06(a)(iv)(B) prior to the Reference Time;

provided, that at no time shall the Available Amount be less than zero.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. “Base Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Mylan Inc., a Pennsylvania corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) Term Loans of a single Class made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or the state of New York and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date that would appear on a balance sheet of such Person prepared as of such date.

“Captive Insurance Subsidiary” means American Triumvirate Insurance Company, a Vermont corporation or any successor thereto, so long as such Subsidiary is maintained as a special purpose self insurance subsidiary.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, as collateral for the LC Exposures, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the

Issuing Bank (which documents are hereby consented to by the Revolving Lenders). Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

“Cash Convertible Notes” means the Borrower’s 3.75% Cash Convertible Notes due 2015.

“Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union;

(2) time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short-term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short-term credit rating must have a minimum credit rating of A- 1, P-1 or F 1;

(3) commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) and rated at least A-2 by S&P and at least P-2 by Moody’s;

(4) asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 3 years or less (measured to the next maturity date);

(5) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union maturing within 365 days from the date of acquisition;

(6) money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (5); and

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in any Alternative Currency or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

provided, that except in the case of clauses (4) and (5) above, the maximum maturity date of individual securities or deposits will be 3 years or less at the time of purchase or deposit.

“Cash Management Bank” means any Person that was a Lender or an Affiliate of a Lender (x) on the Closing Date or (y) at the time the Borrower or any Subsidiary initially incurred any Cash Management Obligation to such Person.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Lender or any Affiliate of a Lender in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Borrower’s or any Subsidiary’s participation in commercial (or purchasing) card programs at the Lender or any Affiliate (“card obligations”).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property in excess of $50,000,000.

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.14.

“Class” when used in reference to any (x) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Alternative Currency Revolving Loans, U.S. Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series, Replacement Term Loans of any series, Alternative Currency Swingline Loans or U.S. Swingline Loans and (y) when used with respect to any Commitment, refers to whether such Commitment is a U.S. Term Loan Commitment, U.S. Revolving Commitment, Alternative Currency Revolving Commitment or Extended Revolving Commitment of any series.

“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied (or waived in accordance with Section 9.02 of this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in any Collateral Document and all Mortgaged Properties (or any equivalent term).

“Collateral Documents” means, collectively the Guarantee and Security Agreement, each Mortgage, each security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to Section 5.09 and each of the other agreements, instruments or documents executed by any Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Suspension Period” shall have the meaning assigned to such term in Article VIII(j)(iv).

“Commitment” means a U.S. Revolving Commitment, Alternative Currency Revolving Commitment, Extended Revolving Commitment or U.S. Term Loan Commitment.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of, without duplication, (i) interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt issuance costs, premium, commissions and other fees and charges associated with Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary), plus (iii) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iv) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period, plus (v) to the extent included in such consolidated interest expense for such period, all financing fees incurred in connection with any issuance or repayment of debt, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), plus (vi) to the extent included in such consolidated interest expense for such period, losses on the termination of existing Swap Agreements in connection with the Transaction; provided that Consolidated Cash Interest Expense shall be calculated after giving effect to Swap Agreements (including associated costs) to the extent such net costs are allocable to such period in accordance with GAAP, but excluding unrealized gains and losses with respect to Swap Agreements.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and, except in the case of clause (xii), to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill or assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent or extraordinary loss or charge (including, without limitation, the amount of any restructuring, integration, transition, executive severance, facility closing, unusual litigation and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines), (viii) non-recurring cash charges in connection with the litigation described on Schedule 2.03, (ix) without duplication, income of any non-wholly owned Subsidiaries and deductions attributable to minority interests, (x) any non-cash costs or expenses incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock plan, (xi) expenses with respect to casualty events, (xii) the amount of net cost savings in connection with any Permitted Acquisition or otherwise projected by the Borrower in good faith to be realized as a result of specified actions taken prior to the last day of such period (calculated on a pro forma basis as though such cost savings had been realized since the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) in connection with any Permitted Acquisition, such actions have been taken within 12 months after the closing date of a Permitted Acquisition and (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vii) above with respect to such period, (xiii) expenses incurred in connection with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith), (xiv) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition, (xv) non-cash charges pursuant to SFAS 158, minus, to the extent included in Consolidated Net Income, the sum of (xvi) any unusual, infrequent or extraordinary income or gains and (xvii) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133. Notwithstanding the foregoing, subject to adjustment in connection with events occurring after the Closing Date to the extent contemplated by Section 1.04(b), Consolidated EBITDA shall be deemed to be $384.4 million, $385.8 million, $437.1 million and $446.3 million for the fiscal quarters ending December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, respectively.

“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, but excluding, any (i) non-cash interest expense attributable to the movement in mark-to-market valuation under Swap Agreements or other derivative instruments, (ii) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination of Swap Agreements prior to or reasonably contemporaneously with the Closing Date, (iii) amortization of deferred financing fees and (iv) expensing of bridge or other financing fees) of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (b) commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries (other than the Captive Insurance Subsidiary) with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or a wholly owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Borrower or any of its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (g) all interest on any Indebtedness of the Borrower or any of its Subsidiaries (other than the Captive Insurance Subsidiary) of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary).

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest (including a Permitted Joint Venture), except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the income or deficit of the Captive Insurance Subsidiary, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of the Transactions, any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, (f) any amortization of deferred charges resulting from the application of “Accounting Principles Board Opinion No. APB 14-1 — Accounting for Convertible Debt Instruments” that may be settled in cash upon conversion (including partial cash settlement) and (g) any income (loss) for such period attributable to the early extinguishment of Indebtedness, together with any related provision for taxes on any such income. There shall be excluded from Consolidated Net Income for any period (i) any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets (including any gains and losses attributable to movement in the mark-to-market valuation of (1) any Permitted Convertible Indebtedness, (2) any Permitted Bond Hedge Transaction, (3) any Permitted Warrant Transaction and (4) purchase options and related contingencies), (ii) any non-cash charges recorded in respect of intangible assets (but excluding scheduled amortization of intangible assets), and (iii) the purchase accounting effects of in process research and development expenses and adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date or any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness secured by a Lien on any Property of any Loan Party as of such date.

“Consolidated Senior Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Senior Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Subsidiaries” means Subsidiaries and Permitted Joint Ventures that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) outstanding as of such time calculated on a consolidated basis (other than Indebtedness described in clause (h), (i) or (j) of the definition of “Indebtedness” (provided that there shall be included in Consolidated Total Indebtedness, any Indebtedness (x) in respect of drawings thereunder to the extent not reimbursed within two Business Days after the date of such drawing and (y) in respect of any Swap Agreement not permitted by Section 6.01(i))) plus (ii) the principal amount of any obligations of any Person (other than the Borrower or any Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Borrower or any Subsidiary (whether or not reflected on a consolidated balance sheet of the Borrower).

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Covenant Suspension Period” means each period (i) commencing when the Borrower achieves an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under this Agreement and (ii) ending on the date the Borrower ceases to have an Investment Grade Rating from both Ratings Agencies.

“Credit Event” means each of the following: (a) a Borrowing and (b) an LC Disbursement.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate Dollar Equivalent of its Term Loans outstanding at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(b)(iv).

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.12(c).

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of any Class of Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it has committed to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Preferred Stock” means Preferred Stock (other than Disqualified Equity Interests) of the Borrower that is issued for cash (other than to a Subsidiary of the Borrower) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issue date thereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Range” has the meaning provided in Section 2.10(c)(ii).

“Discounted Voluntary Prepayment” has the meaning provided in Section 2.10(c)(i)

“Discounted Voluntary Prepayment Notice” has the meaning provided in Section 2.10(c)(v).

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding, licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials on the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by any jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction, (b) any branch profits taxes within the meaning of Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any U.S. federal withholding tax imposed with respect to any Loans made to the Borrower on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16, (d) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 20, 2007, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, National Association as administrative agent.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.05.

“Existing Senior Notes” means the Borrower’s (a) $1,000 million principal amount of 7.875% senior notes due 2020, (b) $800 million principal amount of 6% senior notes due 2018, (c) $550 million principal amount of 7.625% senior notes due 2017, (d) the Cash Convertible Notes, (e) $350 million principal amount of 6.375% senior notes due 2015 (to the extent outstanding) and (f) the Senior Convertible Notes, in each case, outstanding on the Closing Date.

“Existing Term Loan Class” has the meaning set forth in Section 2.20(a).

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments of either Class except that such Revolving Commitments may have a later maturity date and different provision with respect to interest rates and fees than those applicable to the Revolving Commitments of such Class.

“Extended Term Loans” has the meaning set forth in Section 2.20(a).

“Extending Term Lender” has the meaning provided in Section 2.20(c).

“Extension Election” has the meaning set forth in Section 2.20(c).

“Extension Request” has the meaning provided in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” shall have the meaning assigned to such term in the definition of “Applicable Rate.”

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement, substantially in the form of Exhibit J (with such changes thereto as are reasonably acceptable to the Administrative Agent), by and between the Administrative Agent and the collateral agent for one or more classes of Refinancing Debt Securities that are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, or, in each case, any successor statute thereto.

“Foreign Casualty Event” has the meaning assigned to such term in Section 2.10(b)(v).

“Foreign Disposition” has the meaning assigned to such term in Section 2.10(b)(v).

“Foreign Holding Company” means any Domestic Subsidiary (i) substantially all of the assets of which consist of Equity Interests and Indebtedness issued by Foreign Subsidiaries of the Borrower and (ii) which has not incurred any Indebtedness for money borrowed from any Person other than the Borrower or a Subsidiary, other than Guarantees of Indebtedness of Foreign Subsidiaries.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Lender” means any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee and Security Agreement” means, collectively, the Guarantee and Security Agreement executed by the Loan Parties, substantially in the form of Exhibit D, together with each other security agreement supplement executed and delivered pursuant to Section 5.09.

“Guarantor” means (a) each Subsidiary that is party to the Guarantee and Security Agreement on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee and Security Agreement after the Closing Date pursuant to Section 5.09 or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender (x) on the Closing Date or (y) at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Honor Date” has the meaning set forth in Section 2.05(c)(i).

“Increased Commitments” has the meaning assigned to such term in Section 2.19(a).

“Increasing Lender” has the meaning assigned to such term in Section 2.19(a).

“Incremental Substitute Indebtedness” means Indebtedness consisting of loans or debt securities issued or Guaranteed by the Loan Parties that is designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent as “Incremental Substitute Indebtedness” prior to the date of incurrence; provided that (i) such Indebtedness does not have a final maturity that is prior to the Term Loan Maturity Date or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans, (ii) such Indebtedness is not secured by a Lien on any assets of the Borrower or any of its Subsidiaries except for Liens permitted by Section 6.02(x), (iii) such Indebtedness is not incurred or Guaranteed by any Subsidiaries that are not Loan Parties, (iv) on the date of incurrence of such Indebtedness (x) the Borrower shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all Increased Commitments were fully drawn), with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time and (y) on a Pro Forma Basis, the Consolidated Senior Leverage Ratio would be less than 1.5 to 1.0 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (v) the aggregate principal amount of Incremental Substitute Indebtedness incurred following the Closing Date, when aggregated with the aggregate amount of all Increased Commitments and Incremental Term Loans (other than Refinancing Term Loans) established following the Closing Date shall not exceed the sum of (A) $750.0 million plus (B) the aggregate Dollar Equivalent amount of U.S. Term Loans previously repaid pursuant to Section 2.09 or prepaid pursuant to Section 2.10(a) (other than from the proceeds of other Indebtedness) and (vi) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower

“Incremental Term Loan” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date) and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person, (B) obligations under customary overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs and (C) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and included as Indebtedness of the Borrower.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated October 12, 2011 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to and is available to all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05,(i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Rating” means the Borrower’s corporate family rating and corporate credit rating are equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, in each case with a stable or better outlook.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America and any other Lender (subject to such Lender’s consent) designated by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) that becomes an Issuing Bank, in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 9.04. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“L/C Advance” means a U.S. L/C Advance or an Alternative Currency L/C Advance.

“L/C Borrowing” means a U.S. L/C Borrowing or an Alternative Currency L/C Borrowing.

“L/C Credit Extension” means a U.S. L/C Credit Extension or an Alternative Currency L/C Credit Extension.

“LC Disbursement” means a U.S. LC Disbursement or an Alternative Currency LC Disbursement.

“LC Exposure” means the U.S. LC Exposure or the Alternative Currency LC Exposure.

“LC Exposure Sublimit” means $125,000,000.

“Lender Participation Notice” has the meaning provided in Section 2.10(c)(iii).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” a U.S. Letter of Credit or an Alternative Currency Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBO Rate” means

(a) for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Collateral Documents, any Issuer Documents, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.09(f), the Agency Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Borrower and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Alternative Currency.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Real Property” means, on any date, any real property owned by any Loan Party with a fair market value as of such date in excess of $50,000,000.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Mchem Group Companies” means: Xiamen Mchem Pharma Group Limited, Xiamen Mchem Laboratories Limited, Dafeng Mchem Pharmaceutical Chemical Co., Limited and Mchem Research & Development Co., Limited.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any agreement, including but not limited to, mortgages, deeds of trust, trust deeds, and deeds to secure debt, as the same may be amended from time to time, made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit H (with such changes as may be customary to account for local Law matters or as otherwise may be reasonably satisfactory to the Administrative Agent) encumbering a Mortgaged Property.

“Mortgaged Property” means each parcel of real property (together with all improvements and fixtures thereon and rights appurtenant thereto) required to be encumbered by a Mortgage pursuant to Section 5.09.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by the Borrower or any Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale or Casualty Event and that is repaid in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness secured by Liens permitted by Section 6.02(x)), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Borrower or such Subsidiary in connection with such Asset Sale or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by the Borrower or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale or Casualty Event; provided that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) or (D) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (E) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Asset Sale or Casualty Event; and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“Non-Extension Notice Date” has the meaning set forth in Section 2.05(b)(iii).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B or Exhibit C, as applicable.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement or Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding); provided that (i) obligations of the Loan Parties under any Swap Agreement and any Cash Management Obligations shall be guaranteed pursuant to the Guarantee and Security Agreement only to the extent that, and for so long as, the other Obligations are so guaranteed and (ii) any release of Guarantors or Collateral effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Swap Agreements or holders of Cash Management Obligations.

“Offered Loans” has the meaning provided in Section 2.10(c)(iii).

“OID” has the meaning assigned in Section 2.19(a).

“Original Currency” has the meaning assigned in Section 2.17(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 2 to the Guarantee and Security Agreement or any other form approved by the Administrative Agent.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate containing any information not included in the Perfection Certificate delivered to the Administrative Agent on the Closing Date (or in any previously delivered Perfection Certificate Supplement) with respect to matters required by Sections 1(a), (2), (4), (5), (6), (8), (9), (10) and (11) of the Perfection Certificate.

“Permitted Acquisition” means (i) the purchase or other acquisition, in one or more series of transactions, of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Borrower (including as a result of a merger or consolidation) or (ii) any Investment in any Subsidiary (including by a merger or consolidation of existing Subsidiaries); provided that the following conditions are satisfied to the extent applicable:

(a) to the extent required by Section 5.09, each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 5.09, within the times specified therein;

(b) the aggregate amount of Investments (without duplication for any Investment made through a series of Investments) made by Loan Parties in Persons that are not Loan Parties prior to any such Investment, and do not become Loan Parties as a result of any such Investment in Permitted Acquisitions does not exceed $500,000,000, unless, on a Pro Forma Basis the Consolidated Leverage Ratio as of the date of the most recent balance sheet delivered pursuant to Section 5.01(a) or (b) would be at least 0.25 to 1.00 less than the then applicable maximum Consolidated Leverage Ratio permitted on such date under Section 6.09;

(c) the acquired Property, business or Person is in a business permitted under Section 6.12;

(d) at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing; and

(e) the Borrower shall have delivered to the Administrative Agent, for the benefit of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or within the time periods required by Section 5.09).

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with an incurrence of Permitted Convertible Indebtedness, (b) the existing call options or capped call options (or substantively equivalent derivative transactions) purchased by the Borrower in connection with the issuance of the Cash Convertible Notes and the Senior Convertible Notes and (c) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction occurring after the Closing Date, plus (ii) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (iii) the cash proceeds received upon the termination or the retirement of the Permitted Bond Hedge Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the sale of any Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the net cash proceeds from the incurrence of the related Permitted Convertible Indebtedness.

“Permitted Convertible Indebtedness” means (a) Indebtedness of the Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred pursuant to Section 6.01 hereof that is (1) convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock) and (b) the Cash Convertible Notes and the Senior Convertible Notes.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any other Subsidiary as a part of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Joint Venture” means any Person (i) in which the Borrower or any of its Subsidiaries holds Equity Interests that represent less than 80% of the ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in such Person and (ii) that is engaged in a business permitted under Section 6.12; provided that the term “Permitted Joint Venture” shall not include any Person unless the Borrower has delivered a written notice to the Administrative Agent stating that such Person shall be a “Permitted Joint Venture” for purposes of this Agreement.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Borrower in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Borrower in good faith.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and, solely in the case of the Indebtedness and facilities set forth in Schedule 6.01, by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Term Loan Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Warrant Transaction” means (a) any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Borrower purchased by the Borrower substantially concurrently with a Permitted Bond Hedge Transaction and (b) the existing call options, warrants or rights to purchase (or substantively equivalent derivative transactions) sold by the Borrower substantially concurrently with the issuance of the Cash Convertible Notes and the Senior Convertible Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the one-year anniversary of the date on which such Permitted Acquisition is consummated.

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Borrower in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are in the good faith determination of the Borrower reasonably identifiable and factually supportable and (y) expected to have a continuing impact on the consolidated financial results of the Borrower.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Proposed Discounted Prepayment Amount” has the meaning provided in Section 2.10(c)(ii).

“Public Lender” has the meaning assigned in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Lenders” has the meaning provided in Section 2.10(c)(iv).

“Qualifying Loans” has the meaning provided in Section 2.10(c)(iv).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Borrower publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and reasonably satisfactory to the Administrative Agent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of Receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Borrower and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.

“Refinancing Debt Securities” means any Indebtedness consisting of debt securities incurred or Guaranteed by Loan Parties following the Closing Date that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent as “Refinancing Debt Securities”; provided that (i) such debt securities do not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the 91st day after the Term Loan Maturity Date, (ii) such Indebtedness is not secured by any assets of the Borrower or any of its Subsidiaries except for Liens permitted by Section 6.02(x), (iii) such debt securities are not incurred or Guaranteed by any Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower.

“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Refinancing Debt Securities.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Rejection Notice” has the meaning assigned to such term in Section 2.10(b)(iv).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Alternative Currency Revolving Lenders” means, at any time, Lenders having Alternative Currency Revolving Credit Exposures and unused Alternative Currency Revolving Commitments representing more than 50% of the sum of the total Alternative Currency Revolving Credit Exposures and unused Alternative Currency Revolving Commitments at such time; provided that the Alternative Currency Revolving Commitment of, and the portion of the Alternative Currency Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Alternative Currency Required Revolving Lenders.

“Required U.S. Revolving Lenders” means, at any time, Lenders having U.S. Revolving Credit Exposures and unused U.S. Revolving Commitments representing more than 50% of the sum of the total U.S. Revolving Credit Exposures and unused U.S. Revolving Commitments at such time; provided that the U.S. Revolving Commitment of, and the portion of the U.S. Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required U.S. Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a

Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(iv).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Commitment” means a U.S. Revolving Commitment or an Alternative Currency Commitment.

“Revolving Credit Exposure” means the U.S. Revolving Credit Exposure or the Alternative Currency Credit Exposure.

“Revolving Credit Maturity Date” means November 14, 2016.

“Revolving Lender” means a U.S. Revolving Lender or an Alternative Currency Revolving Lender.

“Revolving Loan” means a U.S. Revolving Loan or an Alternative Currency Revolving Loan.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement, in form reasonably acceptable to the Administrative Agent, by and between the Administrative Agent and the collateral agent for one or more classes of Indebtedness that is intended to be secured by Liens ranking junior to the Liens securing the Obligations providing that, inter alia, (i) the Liens securing Obligations rank prior to the Liens securing such other Indebtedness, (ii) all amounts received in connection with any enforcement action with respect to any Collateral or in connection with any United States or foreign bankruptcy, liquidation or insolvency proceeding shall first be applied to repay all Obligations (whether or not allowed in any such proceeding) prior to being applied to the obligations in respect of such other Indebtedness and (iii) until the repayment of the Obligations in full and termination of commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications) the Administrative Agent shall have the sole right to take enforcement actions with respect to the Collateral.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Hedge Banks, the Cash Management Banks, any Affiliate of a Lender to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Senior Convertible Notes” means the Borrower’s 1.25% Senior Convertible Notes due 2012.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“specified currency” has the meaning assigned in Section 2.21.

“Specified Domestic Subsidiary” means each wholly owned Domestic Subsidiary of the Borrower other than (i) the Captive Insurance Subsidiary, (ii) any Foreign Holding Company, (iii) any Receivables Entity, (iv) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and (v) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered on or prior to the Closing Date or pursuant to Section 5.01(a) or (b); provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of one or more of clauses (i) through (v) of this definition, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Indebtedness” means (i) the Existing Senior Notes (other than the Senior Convertible Notes) and (ii) any Indebtedness incurred in reliance on Section 6.01(y).

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Borrower or any Subsidiary in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving consideration paid by the Borrower or any Subsidiary in excess of $10,000,000, (ii) any Asset Sale or Casualty Event, (iii) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment) and (iv) any Restricted Payment involving consideration paid by the Borrower or any Subsidiary in excess of $10,000,000.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that no Permitted Joint Venture shall be a “Subsidiary” of the Borrower or any Subsidiary for any purpose under this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means the U.S. Swingline Exposure or an Alternative Currency Swingline Exposure.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.

“Swingline Loan” means a U.S. Swingline Loan or an Alternative Currency Swingline Loan.

“Swingline Loan Notice” means a notice of a Swingline Loan Borrowing pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit F.

“Swingline Loan Sublimit” means $100,000,000.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a U.S. Term Lender or a Lender holding Incremental Term Loans or Extended Term Loans of any series.

“Term Loan Maturity Date” means November 14, 2016.

“Term Loans” means the U.S. Term Loans, the Incremental Term Loans of each series and the Extended Term Loans of each series, collectively.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency or the Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“Unreimbursed Amount” has the meaning set forth in Section 2.05(c)(i).

“U.S. L/C Advance” means, with respect to each U.S. Revolving Lender, such U.S. Revolving Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Percentage. All U.S. L/C Advances shall be denominated in Dollars.

“U.S. L/C Borrowing” means an extension of credit resulting from a U.S. LC Disbursement under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as Base Rate Revolving Borrowing. All U.S. L/C Borrowings shall be denominated in Dollars.

“U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“U.S. LC Disbursement” means a payment made by an Issuing Bank pursuant to a U.S. Letter of Credit.

“U.S. LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all U.S. Letters of Credit at such time plus (b) the aggregate Outstanding Amount of all U.S. LC Disbursements, including Unreimbursed Amounts, that have not yet been reimbursed by or on behalf of the Borrower at such time. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time. For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such U.S. Letter of Credit shall be determined in accordance with Section 1.11. For all purposes of this Agreement, if on any date of determination an U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such U.S. Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Letter of Credit” means a Letter of Credit issued pursuant to Section 2.05(a)(i)(x).

“U.S. Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s U.S. Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s U.S. Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ U.S. Revolving Commitments is $750,000,000.

“U.S. Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s outstanding U.S. Revolving Loans and its U.S. LC Exposure and U.S. Swingline Exposure at such time.

“U.S. Revolving Lender” means each Lender that has a U.S. Revolving Commitment or that holds U.S. Revolving Credit Exposure.

“U.S. Revolving Loan” means a Loan made pursuant to Section 2.01(c).

“U.S. Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Swingline Loans outstanding at such time. The U.S. Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Loan” means a Loan made pursuant to Section 2.04 as a “U.S. Swingline Loan.”

“U.S. Term Loan” means a loan made pursuant to Section 2.01(a).

“U.S. Term Loan Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make a U.S. Term Loan pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s U.S. Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed a U.S. Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ U.S. Term Loan Commitments is $1,250,000,000.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Yen” and “¥” mean the lawful money of Japan.

“Yield” for any Indebtedness on any date of determination will be the internal rate of return on such Indebtedness determined by the Administrative Agent utilizing (a) the greater of (i) if applicable, any “LIBOR floor” applicable to such Indebtedness on such date and (ii) the forward LIBOR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the final maturity date of such Indebtedness; (b) the applicable margin for such Indebtedness on such date; and (c) the issue price of such Indebtedness (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Indebtedness (converted to interest margin based on an assumed four year weighted average life) but excluding customary arranger, underwriting, structuring, syndication or other fees not paid to the lenders providing such Indebtedness generally).

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency U.S. Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency U.S. Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time).

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Consolidated Leverage Ratio, Consolidated Interest Coverage Ratio and Consolidated Senior Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

SECTION 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.06. Pro Forma Compliance. Where any provision of this Agreement requires, as a condition to the permissibility of an action to be taken by the Borrower or any of its Subsidiaries at any time prior to December 31, 2011, compliance on a Pro Forma Basis with Section 6.09, such provision shall mean that on a Pro Forma Basis, and after giving effect to such action, the Consolidated Interest Coverage Ratio shall be no less than the minimum level specified for the Test Period ending December 31, 2011 in Section 6.09 and the Consolidated Leverage Ratio shall be no greater than the maximum level specified for December 31, 2011 in Section 6.09.

SECTION 1.07. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.08. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Alternative Currency Revolving Loans be made and/or Alternative Currency Letters of Credit be issued in a currency other than Dollars and those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each of the Alternative Currency Revolving Lenders; and in the case of any such request with respect to the issuance of Alternative Currency Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Alternative Currency Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Revolving Loans, the Administrative Agent shall promptly notify each Alternative Currency Revolving Lender thereof; and in the case of any such request pertaining to Alternative Currency Letters of Credit, the Administrative Agent shall promptly notify Issuing Bank thereof. Each Alternative Currency Revolving Lender (in the case of any such request pertaining to Alternative Currency Revolving Loans) or the applicable Issuing Bank (in the case of a request pertaining to Alternative Currency Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Revolving Loans or the issuance of Alternative Currency Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by an Alternative Currency Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Alternative Currency Revolving Lender or such Issuing Bank, as the case may be, to permit Alternative Currency Revolving Loans to be made or Alternative Currency Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Alternative Currency Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Alternative Currency Revolving Loans; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Alternative Currency Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Alternative Currency Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.09. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.10. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.11. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.12. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Events and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender having a U.S. Term Loan Commitment severally agrees to make a loan (a “U.S. Term Loan”) on the Closing Date to the Borrower in Dollars by making immediately available funds to the Administrative Agent’s account not later than the time specified by the Administrative Agent, which U.S. Term Loans shall not exceed for any such Lender the U.S. Term Loan Commitment of such Lender. Amounts repaid in respect of U.S. Term Loans may not be reborrowed.

(b) [Reserved].

(c) Subject to the terms and conditions set forth herein, each U.S. Revolving Lender agrees to make U.S. Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s U.S. Revolving Credit Exposure exceeding such Lender’s U.S. Revolving Commitments or (ii) the total U.S. Revolving Credit Exposures exceeding the sum of the total U.S.

Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow U.S. Revolving Loans.

(d) Subject to the terms and conditions set forth herein, each Alternative Currency Revolving Lender agrees to make Alternative Currency Revolving Loans to the Borrower in Dollars or Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of such Lender’s Alternative Currency Revolving Credit Exposure exceeding such Lender’s Alternative Currency Revolving Commitment or (ii) subject to Section 1.12, the Dollar Equivalent of the total Alternative Currency Revolving Credit Exposures exceeding the sum of the total Alternative Currency Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Alternative Currency Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.13, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Base Rate Loan shall only be made in Dollars. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if not an integral multiple, the entire available amount) and not less than $5,000,000. Each Borrowing of, conversion to or continuation of Base Rate Loans (other than Swingline Loans which shall be subject to Section 2.04) shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that Eurocurrency Loans and Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the total, in the case of U.S. Revolving Loans, U.S. Revolving Commitments or, in the case of Alternative Currency Revolving Loans, Alternative Currency Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(c). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty (20) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a U.S. Revolving Borrowing or Alternative Currency Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a U.S. Term Loan Borrowing would end after the Term Loan Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Loans, the Borrower shall notify the Administrative Agent of such request, which may be given by telephone, not later than noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in Dollars or of any conversion of Eurocurrency Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans denominated in Dollars, or

(ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit E and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of Loans to which such Borrowing Request relates;

(ii) the aggregate amount of the requested Borrowing, conversion or continuation;

(iii) the date of such Borrowing, conversion or continuation, which shall be a Business Day;

(iv) whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing of Alternative Currency Revolving Loans, the currency in which such Borrowing is to be made, which shall be Dollars or an Alternative Currency;

(vi) in the case of a Eurocurrency Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06;

(viii) whether the Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans; and

(ix) the Type of Loans to be borrowed or to which existing Loans are to be converted.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Borrower, the requested Revolving Borrowing shall be a Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Eurocurrency Loans, such Loans shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or conversion or continuation of Eurocurrency Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount (and currency) of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make (x) U.S. Swingline Loans in Dollars to the Borrower from time to time during the Availability Period and (y) Alternative Currency Swingline Loans in Dollars to the Borrower from time to time during the Availability Period; provided that no such Swingline Loan shall be permitted if, after giving effect thereto, (i) the aggregate principal amount of outstanding Swingline Loans would exceed the Swingline Loan Sublimit, (ii) the aggregate U.S. Revolving Credit Exposures would exceed the total U.S. Revolving Commitments and (iii) the aggregate Alternative Currency Revolving Credit Exposures would exceed the total Alternative Currency Revolving Commitments; provided further that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Immediately upon the making of a Swingline Loan, each U.S. Revolving Lender, in the case of U.S. Swingline Loans, and each Alternative Currency Revolving Lender, in the case of Alternative Currency Swingline Loans, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and Swingline Lender of such request, which may be given by telephone and shall be irrevocable. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) whether such Swingline Loan shall constitute a U.S. Swingline Loan or an Alternative Currency Swingline Loan. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, the Swingline Lender shall make such Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(c), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each U.S. Revolving Lender, in the case of U.S. Swingline Loans, or Alternative Currency Revolving Lender, in the case of Alternative Currency Swingline Loans, make an Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the applicable Class of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 and Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments of the applicable Class and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each U.S. Revolving Lender, in the case of U.S. Swingline Loans, or Alternative Currency Revolving Lender, in the case of Alternative Currency Swingline Loans, shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made an Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such Base Rate Loan in accordance with clause (i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the U.S. Revolving Lenders, in the case of U.S. Swingline Loans, or Alternative Currency Revolving Lenders, in the case of Alternative Currency Swingline Loans, fund its risk participation in the relevant Swingline Loan and such Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation. If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Base Rate Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(iii) Each Revolving Lender’s obligation to make Base Rate Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Base Rate Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each U.S. Revolving Lender, in the case of U.S. Swingline Loans, or each Alternative Currency Revolving Lender, in the case of Alternative Currency Swingline Loans, shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.05. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (x) (A) each Issuing Bank agrees, in reliance upon the agreements of the U.S. Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue U.S. Letters of Credit denominated in Dollars for the account of the Borrower or its Subsidiaries, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the U.S. Letters of Credit; and (B) the U.S. Revolving Lenders severally agree to participate in U.S. Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder and (y) each Issuing Bank agrees, in reliance upon the agreements of the Alternative Currency Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Alternative Currency Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Alternative Currency Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Alternative Currency Letters of Credit; and (B) the Alternative Currency Revolving Lenders severally agree to participate in Alternative Currency Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate LC Exposure shall not exceed the LC Exposure Sublimit, (y) the total U.S. Revolving Credit Exposures shall not exceed the total U.S. Revolving Commitments and (z) subject to Section 1.12, the total Alternative Currency Revolving Credit Exposures shall not exceed the total Alternative Currency Revolving Commitments. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit denominated in U.S. Dollars shall be deemed to be U.S. Letters of Credit and all Existing Letters of Credit denominated in any other currency shall be deemed to be Alternative Currency Letters of Credit issued pursuant to this Agreement on the Closing Date and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No Issuing Bank shall issue any Letter of Credit, if: (A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders and the applicable Issuing Bank have approved such expiry date; or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders and the applicable Issuing Bank have approved such expiry date.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is to be denominated in a currency other than (x) in the case of U.S. Letters of Credit, Dollars and (y) in the case of Alternative Currency Letters of Credit, Dollars or an Alternative Currency;

(E) the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Revolving Lender’s (of the applicable Class) obligations to fund under Section 2.05(c) exists or any Revolving Lender (of the applicable Class) is at such time a Defaulting Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements (in the Issuing Bank’s sole and absolute discretion) with the Borrower or such Revolving Lender to eliminate the Issuing Bank’s risk with respect to such Revolving Lender.

(iv) No Issuing Bank shall amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each Issuing Bank shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than noon at least two Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit shall constitute an U.S. Letter of Credit or an Alternative Currency Letter of Credit; and (H) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless an Issuing Bank has received written notice from any U.S. Revolving Credit Lender, in the case of an U.S. Letter of Credit, or any Alternative Currency Revolving Credit Lender, in the case of an Alternative Currency Letter of Credit, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of (x) each U.S. Letter of Credit by an Issuing Bank, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such U.S. Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such U.S. Letter of Credit and (y) each Alternative Currency Letter of Credit by an Issuing Bank, each Alternative Currency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Alternative Currency Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Alternative Currency Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, or any U.S. Revolving Credit Lender, in the case of a U.S. Letter of Credit, or any Alternative Currency Revolving Letter of Credit Lender, in the case of an Alternative Currency Letter of Credit, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. In the case of an Alternative Currency Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under an Alternative Currency Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than noon on the Business Day following any payment by an Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Business Day following any payment by an Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each applicable Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Alternative Currency Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, (x) in the case of an Unreimbursed Amount under a U.S. Letter of Credit, the Borrower shall be deemed to have requested a U.S. Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount under an Alternative Currency Letter of Credit, the Borrower shall be deemed to have requested an Alternative Currency Revolving Credit Borrowing of Base Rate Loans, in each case, to be disbursed on the Business Day following the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the applicable Class of Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each U.S. Revolving Lender, in the case of U.S. Letters of Credit, and each Alternative Currency Revolving Lender, in the case of Alternative Currency Letters of Credit, shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), such Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in Dollars.

(iii) With respect to any Unreimbursed Amount in respect of a U.S. Letter of Credit that is not fully refinanced by a U.S. Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an U.S. L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which U.S. L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each U.S. Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such U.S. L/C Borrowing and shall constitute a U.S. L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05. With respect to any Unreimbursed Amount in respect of an Alternative Currency Letter of Credit that is not fully refinanced by an Alternative Currency Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an Alternative Currency L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Alternative Currency L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Alternative Currency Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an Alternative Currency L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit of the applicable Class issued by it, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each U.S. Revolving Credit Lender, in the case of a U.S. Letter of Credit, or any Alternative Currency Revolving Credit Lender, in the case of an Alternative Currency Letter of Credit, shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Revolving Lender and the Borrower agree that, in paying any drawing under any Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (A) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then LC Exposure of all LC Exposures.

(ii) In addition, if the Administrative Agent notifies the Borrower at any time that the LC Exposure at such time exceeds 105% of the LC Exposure Sublimit then in effect, then, within two Business Days (or such later time as the Administrative Agent may agree in its sole discretion) after receipt of such notice, the Borrower shall Cash Collateralize the LC Exposure in an amount equal to the amount by which the LC Exposure exceeds the LC Exposure Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or other percentage provided for herein and (ii) in the case of each Loan denominated in an Alternative Currency by the Applicable Time specified by the Administrative Agent for such currency; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in an Alternative Currency; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Revolving Borrowing to be effected in any Alternative Currency, if (i) there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the relevant Issuing Bank (if such Credit Event is an Alternative Currency Letter of Credit) or the Required Lenders make it impracticable for the applicable Eurocurrency Borrowings or Alternative Currency Letters of Credit comprising such Credit Event to be denominated in the Alternative Currency specified by the Borrower or (ii) the Dollar Equivalent of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Borrower, the Lenders and, if such Credit Event is an Alternative Currency Letter of Credit, the relevant Issuing Bank, and such Credit Events shall not be denominated in such Alternative Currency but shall, except as otherwise set forth in Section 2.06, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, unless the Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Alternative Currency, as the case may be, in which the denomination of such Loans would, in the reasonable opinion of the Administrative Agent or the Required Lenders, as applicable, be practicable and in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be or (b) if such Credit Event is an Alternative Currency Letter of Credit, in a face amount equal to the Dollar Equivalent of the face amount specified in the related request or application for such Alternative Currency Letter of Credit, unless the Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Alternative Currency Letter of Credit on such date or (ii) it elects to have such Alternative Currency Letter of Credit issued on such date in a different currency, as the case may be, in which the denomination of such Alternative Currency Letter of Credit would in the reasonable opinion of the relevant Issuing Bank, the Administrative Agent or the Required Lenders, as applicable, be practicable and in face amount equal to the Dollar Equivalent of the face amount specified in the related request or application for such Alternative Currency Letter of Credit, as the case may be.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the U.S. Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (or, if less, the remaining amount of such Commitments), (ii) the Borrower shall not terminate or reduce the U.S. Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total U.S. Revolving Credit Exposures would exceed the total U.S. Revolving Commitments and (iii) the Borrower shall not terminate or reduce the Alternative Currency Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Dollar Equivalent of the total Alternative Currency Revolving Credit Exposures would exceed the total Alternative Currency Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 12:00 p.m. three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Subject to Section 2.20(d), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to the Borrower on the Revolving Credit Maturity Date in the currency of such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such

Swingline Loan is made that is the 15th or last day of a calendar month and is at least three (3) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) The Borrower promises to repay in Dollars the U.S. Term Loans at the dates and in the amounts set forth below:

Date	Amount
March 31, 2012	$23,437,500.00
June 30, 2012	$23,437,500.00
September 30, 2012	$23,437,500.00
December 31, 2012	$23,437,500.00
March 31, 2013	$23,437,500.00
June 30, 2013	$23,437,500.00
September 30, 2013	$23,437,500.00
December 31, 2013	$23,437,500.00
March 31, 2014	$31,250,000.00
June 30, 2014	$31,250,000.00
September 30, 2014	$31,250,000.00
December 31, 2014	$31,250,000.00
March 31, 2015	$46,875,000.00
June 30, 2015	$46,875,000.00
September 30, 2015	$46,875,000.00
December 31, 2015	$46,875,000.00
March 31, 2016	$187,500,000.00
June 30, 2016	$187,500,000.00
September 30, 2016	$187,500,000.00
Term Loan Maturity Date	$187,500,000.00

provided, however, that the Borrower shall repay the entire unpaid principal amount of the U.S. Term Loans on the Term Loan Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, currency and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty except as set forth in clause (c) below, subject to prior notice in accordance with paragraph (a)(ii) of this Section; provided, however, that no prepayments of any Extended Term Loans of any series shall be permitted pursuant to this Section 2.10(a) so long as any Term Loans of any Existing Term Loan Class from which such Extended Term Loans were converted remain outstanding unless such prepayment is accompanied by a pro rata (or greater proportionate) prepayment of Term Loans of such Existing Term Loan Class.

(ii) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (i) (x) in the case of prepayment of a Eurocurrency Borrowing in Dollars, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment, or (y) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Loans denominated in Alternative Currencies, (ii) in the case of prepayment of a Base Rate Borrowing, not later than noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Borrower. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(b) Mandatory Prepayments.

(i) If the Administrative Agent notifies the Borrower at any time that (x) the U.S. Revolving Credit Exposure at such time exceeds an amount equal to 105% of the U.S. Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateralize the U.S. L/C Exposure in an aggregate amount sufficient to reduce such U.S. Revolving Credit Exposure as of such date of payment to an amount not to exceed 100% of the U.S. Revolving Commitments then in effect or (y) the Alternative Currency Revolving Credit Exposure at such time exceeds an amount equal to 105% of the Alternative Currency Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateralize the Alternative Currency L/C Exposure in an aggregate amount sufficient to reduce such Alternative Currency Revolving Credit Exposure as of such date of payment to an amount not to exceed 100% of the Alternative Currency Revolving Commitments then in effect; provided, however, that, subject to the provisions of Section 2.05(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Exposures pursuant to this Section 2.10(b) unless after the prepayment in full of the Loans the U.S. Revolving Credit Exposure or Alternative Currency Revolving Credit Exposure, as applicable, exceed the U.S. Revolving Commitments or Alternative Currency Commitments, respectively, then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral for the Alternative Currency LC Exposure, reasonably request that additional Cash Collateral be provided in order to protect against the results of further material exchange rate fluctuations.

(ii) (A) If the Borrower or any Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds (in the case of an Asset Sale by a Foreign Subsidiary in connection with which funds are repatriated to the United States in order to comply with this Section 2.10(b)(ii), net of additional taxes payable or reserved against as a result thereof) in accordance with Section 2.10(b)(iv) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(ii)(A) with respect to such Net Cash Proceeds (x) except in the case of Net Cash Proceeds of an Asset Sale made in reliance on Section 6.11(m), that the Borrower shall reinvest in accordance with Section 2.10(b)(ii)(B) or (y) if on a Pro Forma Basis, the Borrower’s Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the date of receipt of such Net Cash Proceeds is equal to or less than 3.25 to 1.0;

(B) With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, at the option of the Borrower the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Borrower’s or a Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or a Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(iii) If the Borrower or any Subsidiary incurs or issues any Refinancing Indebtedness or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by the Borrower or any Subsidiary therefrom in accordance with Section 2.10(b)(iv) on or prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(iv) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of the Borrower’s prepayment notice and of such Term Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) or (ii) of this Section 2.10(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such Lender’s pro rata share of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the Dollar Equivalents of Term Loans of such Lenders (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter (the “Retained Declined Proceeds”) shall be retained by the Borrower and used for any purpose not otherwise prohibited by this Agreement. The Administrative Agent may make appropriate adjustments to the accounts of the Term Lenders to reflect any non pro rata payment of Term Loans of any Class as a result of this Section 2.10(b)(iv).

(v) Notwithstanding any other provisions of this Section 2.10(b) to the contrary, (i) to the extent that any of or all the Net Cash Proceeds of any Asset Sale pursuant to Section 6.11(j), (k) or (m) by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(b)(ii) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), are prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.10(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as applicable Law will not permit or delays repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have adverse tax consequences, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date 24 months following the date of receipt of such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.10(b), (x) the Borrower shall apply an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

(vi) Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied, subject to Section 2.10(b)(iv), pro rata to each Class of Term Loans (on a pro rata basis to the Term Loans of the Lenders with such Class of Term Loans) and shall be further applied to such Class of Term Loans, first in direct order of maturity to repayments thereof required pursuant to Section 2.09(b) in the 24-month period following the date such prepayment becomes payable and second ratably to the remaining repayments of Term Loans of such Class required pursuant to Section 2.09(b).

(vii) Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

(c) (i) Notwithstanding anything to the contrary in Section 2.10(a) (which provisions shall not be applicable to this Section 2.10(c)), the Borrower shall have the right at any time and from time to time to prepay its Term Loans of any Class owing to Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.10(c); provided that (A) no Discounted Voluntary Prepayment shall be made unless immediately after giving effect to such Discounted Voluntary Prepayment, (i) no Default or Event of Default has occurred and is continuing and (ii) the Loan Parties shall have unrestricted cash and cash equivalents and/or unused Revolving Commitments of at least $200,000,000 and no proceeds of Revolving Loans shall be utilized to make any Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of the applicable Class on a pro rata basis and (C) the Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.10(c) has been satisfied or waived and (3) neither the Borrower nor any of its Affiliates has any non-public information with respect to any Loan Party or the Term Loans that has not been disclosed to the Lenders (other than Lenders electing not to receive such information) that would reasonably be expected to be material to a Lender’s decision to participate in a Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $25,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.10(c)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of the applicable Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.10(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) A Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) of the applicable Class offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and with any amounts due under Section 2.15), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. Local Time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.10(c)(iii) above) reasonably established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, a Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) To the extent the Term Loans are prepaid pursuant to this Section 2.10(c), scheduled amortization amounts for the Term Loans of such Class under Section 2.09 shall be reduced on a pro rata basis by the principal amount of the Term Loans so prepaid.

(ix) For the avoidance of doubt, any Loans that are prepaid pursuant to this Section 2.10(c) shall be deemed canceled immediately upon giving effect to such prepayment.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily Dollar Equivalent of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure; provided, however, that any facility fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such facility fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no facility fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Equivalent of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Equivalent of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Base Rate Revolving Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Eurocurrency or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing

Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;

(ii) subject a Lender (or its applicable lending office) or Issuing Bank to any additional Tax (other than any Excluded Taxes or Indemnified Taxes indemnified under Section 2.16) with respect to any Loan Document; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in any currency into a Borrowing denominated in any other currency) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in any currency into a Borrowing denominated in any other currency) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in any currency into a Borrowing denominated in any other currency), in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this

Section for any increased costs or reductions incurred more than 135 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of each Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Laws. If any applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any other Other Taxes, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referred to in the paragraph below) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

Without limiting the generality of the foregoing, with respect to any Loan made to the Company, any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I-1, Exhibit I-2, Exhibit I-3, Exhibit I-4, as applicable, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(v) any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, and

(vi) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such Issuing Bank or such Lender shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent, such Issuing Bank or such Lender may delete any information therein that the Administrative Agent, such Issuing Bank or such Lender deems confidential). This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) For purposes of this Section 2.16, the term “Lender” shall include any Swingline Lender and any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recapment or setoff prior to (i) in the case of payments by the Borrower denominated in Dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in an Alternative Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Office for such currency, in each case on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to Dollars, in Dollars) and (ii) to the Administrative Agent at its offices for Dollar denominated Credit Events or, in the case of a Credit Event denominated in an Alternative Currency, the Administrative Agent’s Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original

Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably based on the Dollar Equivalent amount thereof among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably based on the Dollar Equivalent amount thereof among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant in accordance with Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender is a Defaulting Lender, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Expansion Option.

(a) The Borrower may from time to time after the Closing Date elect to increase the U.S. Revolving Commitments, Alternative Currency Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) or enter into one or more tranches of term loans denominated in Dollars or Euros (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than the Dollar Equivalent of $25,000,000 so long as, after giving effect thereto, the aggregate amount of all such Increased Commitments and all such Incremental Term Loans (other than Refinancing Term Loans) does not exceed the excess of (i) the sum of (A) the Dollar Equivalent of $750,000,000 and (B) the amount of U.S. Term Loans previously repaid pursuant to Section 2.09 or prepaid pursuant to Section 2.10(a) (other than from the proceeds of other Indebtedness) over (ii) the aggregate principal amount of Incremental Substitute Indebtedness previously incurred by the Borrower and its Subsidiaries. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its U.S. Revolving Commitment, Alternative Currency Revovling Commitments or Extended Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing U.S. Revolving Commitment, Alternative Currency Revovling Commitments or Extended Revolving Commitment, or to participate in such Incremental Term Loan, or extend U.S/ Revolving Commitments, Alternative Currency Revolving Commitments or Extended Revolving Commitments, as the case may be; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld or delayed). Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. Increases of U.S. Revolving Commitments, Alternative Currency Revolving Commitments and Extended Revolving Commitment and new Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the U.S. Revolving Commitments, Alternative Currency Revolving Commitments or Extended Revolving Commitments or Incremental Term Loans shall be permitted under this paragraph unless (i) on the proposed date of the effectiveness of such increase in the U.S. Revolving Commitments, Alternative Currency Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (ii) (x) the Borrower shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all Increased Commitments were fully drawn), with the covenants contained in Section 6.09 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time and (y) on a Pro Forma Basis, the Consolidated Senior Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b). On the effective date of any increase in the U.S. Revolving Commitments, Alternative Currency Revolving Commitment or Extended Revolving Commitments or any Incremental Term Loans being made (assuming that any Increased Commitments were fully drawn), (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, if, on the date of such increase, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans of such Class owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans of such Class. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the Weighted Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the U.S. Term Loans, (iii) Incremental Term Loans shall not participate on a greater than pro rata basis with the U.S. Term Loans in any optional or mandatory prepayment hereunder, (iv) the provisions with respect to payment of interest, original issue discount (“OID”) and upfront fees shall be as set forth in the amendment providing for such Incremental Term Loans; provided that if the Yield of any Incremental Term Loans (other than Refinancing Term Loans) exceeds the Yield of the U.S. Term Loans by more than 50 basis points, then the Applicable Rate for the U.S. Term Loans shall be increased to the extent required so that the Yield of such Class or Classes of Term Loans is equal to the Yield of such Incremental Term Loans minus 50 basis points and (v) all other terms applicable to such Incremental Term Loans (other than provisions specified in clauses (i) through (iv) above) shall be consistent with the terms of the then outstanding U.S. Term Loans. For the avoidance of doubt, no Lender shall have any obligation to provide any Increased Commitment or Incremental Term Loan.

(b) This Section 2.19 shall override any provisions in Section 9.02 to the contrary.

SECTION 2.20. Extended Term Loans and Extended Revolving Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class in an aggregate principal amount of not less than $200,000,000 (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment; and

(iii) the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term Loan Maturity Date.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days, or such shorter period as the Administrative Agent may agree, prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d) The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments of the applicable Class, (ii) any reduction in the applicable Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of such Revolving Commitments of any Lender providing an Extended Revolving Commitment and (iii) any Extended Revolving Commitments provided pursuant to this clause (d) shall be in a minimum principal amount of $200,000,000.

(e) Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents required pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent. No Lender shall be under any obligation to provide any Extended Term Loan or Extended Revolving Commitment.

(f) The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of the Closing Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement, that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and its Material Subsidiaries, except as contemplated by Schedule 5.09(c), is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary on the Closing Date, if such Subsidiary is a Material Subsidiary or a Specified Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Closing Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary, except as disclosed on Schedule 3.01.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Statements; Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of the Borrower (x) for each of the three fiscal years ended December 31, 2010 reported on by Deloitte & Touche LLP, independent public accountants, and (y) as of, and for the fiscal quarters and six months ended, June 30, 2011, certified by its chief financial officer which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2010, there has been no material adverse change in the business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each Loan Party has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

(b) No Mortgage encumbers improved real property that is located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) unless flood insurance available under such Act has been obtained in accordance with Section 5.05.

(c) Each of the Borrower and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10. Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.11. [Reserved].

SECTION 3.12. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Borrower’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.14. Security Interests. The provisions of each Collateral Document are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, the proper recording of Mortgages with respect to the Mortgaged Properties and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

SECTION 3.15. PATRIOT Act. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.16. OFAC. None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions

SECTION 4.01. Initial Credit Events. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from (i) each party thereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such party has signed a counterpart of this Agreement;

(b) The Administrative Agent (or its counsel) shall have received from the Borrower and each initial Guarantor either (A) a counterpart of the Guarantee and Security Agreement signed on behalf of such Loan Party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01 of a signed signature page of the Guarantee and Security Agreement) that such party has signed a counterpart of the Guarantee and Security Agreement, together with:

(i) a duly completed Perfection Certificate signed by the Borrower;

(ii) Uniform Commercial Code financing statements naming each Loan Party as debtor and the Administrative Agent as secured party in appropriate form for filing in the jurisdiction of incorporation or formation of each such Loan Party;

(iii) certificates representing all certificated Equity Interests owned directly by any Loan Party to the extent pledged (and required to be delivered) under the Guarantee and Security Agreement together with stock powers executed in blank, except as contemplated by Schedule 5.09(c);

(iv) all notes, chattel paper and instruments owned by any Loan Party to the extent pledged (and required to be delivered) pursuant to the Guarantee and Security Agreement duly endorsed in blank or with appropriate instruments of transfer; and

(v) short form security agreements in appropriate form for filing with the United States Patent & Trademark Office and the United States Copyright Office, as appropriate, with respect to the intellectual property of the Loan Parties registered with such offices and listed in the Perfection Certificate and constituting Collateral;

(c) The Administrative Agent shall have received the executed legal opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Borrower in form reasonably satisfactory to the Administrative Agent, Kristin Kolesar, Esq., corporate counsel to the Borrower in form reasonably satisfactory to the Administrative Agent, and from local counsel to the Borrower and the Guarantors in West Virginia and Vermont in form reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion;

(d) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(e) The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially concurrently with the making of the initial Loans hereunder, all Indebtedness under the Existing

Credit Agreement and all other amounts payable hereunder have been paid in full, all commitments to extend credit thereunder shall have terminated, and all Liens securing obligations thereunder shall have been released;

(f) The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from a Financial Officer of the Borrower;

(g) The Administrative Agent shall have received copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(h) The Lenders shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least two business days prior to the Closing Date in order to allow the Lenders to comply with the Act;

(i) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(j) The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting Notes;

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(l) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the audited financial statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(m) The Administrative Agent shall have received certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral; and

(n) The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank, the Swingline Lender or the Required Lenders reasonably may require.

SECTION 4.02. Subsequent Credit Events. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, in each case, following the Closing Date is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized on terms satisfactory to the Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2011, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2011 (provided, that in any event, the Borrower shall have no less than 15 days after the Closing Date to comply with this Section 5.01(b)), the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or except in the case of subclause (ii) below, (b) above, (i) a certificate substantially in the form of Exhibit G executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (y) in the case of any such certificate delivered for any fiscal period ending on or after December 31, 2011, setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and (z) setting forth a reasonably detailed calculation of the Consolidated Leverage Ratio as of the last day of the period covered by such financial statements; and (ii) (x) a Perfection Certificate Supplement or a certificate of a Financial Officer of the Borrower stating that there has been no change in the information set forth in the last Perfection Certificate or Perfection Certificate Supplement, as the case may be, most recently delivered to the Administrative Agent, and (y) a certificate of a Financial Officer stating that the Borrower has complied with Section 5.09;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.09 to the extent the Borrower was required to comply with such Section during such fiscal year (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);

(e) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its subsidiaries or its securities) (each, a “Public Lender”). The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Borrower or its Subsidiaries (or any of their securities).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will, and will cause each of the other Loan Parties to name the Administrative Agent as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any general and umbrella liability insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent prior written notice before any such policy or policies shall be altered or canceled.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (x) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06. Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.

SECTION 5.07. Compliance with Laws; Compliance with Agreements. The Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the U.S. Term Loans will be used to finance the Transactions and to pay related fees, costs, and expenses and the proceeds of Loans and other Credit Events made following the Closing Date to finance the working capital needs, and for general corporate purposes (including refinancing of existing Indebtedness, acquisitions and other investments), of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Further Assurances; Additional Security and Guarantees.

(a) The Borrower shall, and shall cause each applicable Subsidiary to, at the Borrower’s expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents (including, without limitation, any such action reasonably requested by the Administrative Agent in connection with the delivery by the Borrower of any Perfection Certificate Supplement).

(b) Upon the formation or acquisition of any Specified Domestic Subsidiary by the Borrower or any Subsidiary (and, in the case of clause (D) below, upon the acquisition of any Material Real Property by any Loan Party):

(i) within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:

(A) cause any such U.S. Subsidiary to deliver a Perfection Certificate Supplement to the Administrative Agent;

(B) deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are Collateral pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(C) cause each such Specified Domestic Subsidiary to execute a supplement to the Guarantee and Security Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Guarantee and Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent;

(D) cause any such Specified Domestic Subsidiary or the applicable Loan Party to the extent reasonably requested by the Administrative Agent to duly execute and deliver to the Administrative Agent counterparts of a Mortgage together with other items set for in section (a) of Schedule 5.09(c) hereto, with respect to any Material Real Property; and

(E) if requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary.

(c) To the extent not completed prior to the Closing Date, the Borrower shall satisfy the requirements set forth on Schedule 5.09(c) on or prior to the dates set forth on such schedule (or such later dates as shall be reasonably acceptable to the Administrative Agent).

(d) Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not be required to comply with the provisions of this Section 5.09 (i) to the extent the cost of providing any Guarantee or obtaining the Liens, or perfection thereof, required by this Section are, in the reasonable determination of the Administrative Agent (in consultation with the Borrower), excessive in relation to the value to be afforded to the Lenders thereby and (ii) during any Collateral Suspension Period.

ARTICLE VI

Negative Covenants

From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized on terms satisfactory to the Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist, and will not permit any Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 or that could be incurred on the Closing Date pursuant to commitments set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary, (iii) any Loan Party to any Subsidiary that is not a Loan Party; provided all such Indebtedness permitted under this subclause (iii) shall be subordinated to the Obligations of the issuer of such Indebtedness;

(d) Guarantees of Indebtedness of the Borrower or any other Subsidiary, all to the extent permitted by Section 6.05;

(e) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (x) $125,000,000 and (y) 1.05% of Consolidated Total Assets at any time outstanding;

(f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(g) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed at any time outstanding the greater of (x) $500,000,000 and (y) 8.75% of the Borrower’s revenue for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(h) Indebtedness of Foreign Subsidiaries and Subsidiaries which are not Guarantors and Guarantees thereof by Foreign Subsidiaries, provided that Indebtedness shall be permitted to be incurred pursuant to this subclause (h) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this subclause (h) at such time (including such Indebtedness)

would not exceed the greater of (x) $725,000,000 and (y) 6.0% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(i) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(k) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(l) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;

(m) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof; provided that, after giving effect to the acquisition of such Person, on a Pro Forma Basis, the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.10(b) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (m);

(n) Indebtedness in respect of letters of credit denominated in currencies other than Dollars in an aggregate amount outstanding not to exceed the greater of the foreign currency equivalent of (x) $100,000,000 and (y) 0.85% of Consolidated Total Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(o) Indebtedness in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $20,000,000 at any one time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees;

(p) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower until permitted by Section 6.04;

(q) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(r) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(t) Foreign Jurisdiction Deposits;

(u) (x) additional Indebtedness of any of the Loan Parties so long as (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) on a Pro Forma Basis (A) the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (B) except in the case of Indebtedness incurred during a Covenant Suspension Period, the Consolidated Leverage Ratio, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), would be either (i) at least 0.25:1.00 less than the then maximum permitted Consolidated Leverage Ratio under Section 6.09 for such date or (ii) no greater than 3.75:1.00 and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (u);

(v) other Indebtedness of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (v) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (v) at such time (including such Indebtedness) would not exceed the greater of (x) $250,000,000 and (y) 2.1% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(w) Indebtedness in respect of Investments permitted by Section 6.05(t) and 6.05(w);

(x) Incremental Substitute Indebtedness and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (x);

(y) Refinancing Debt Securities and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (y);

(z) Indebtedness of the Borrower consisting of obligations under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction; and

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens pursuant to any Loan Document;

(c) any Lien on any Property of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities;

(h) Liens on assets of a Subsidiary which is not a Loan Party securing Indebtedness of such Subsidiary pursuant to Section 6.01(h);

(i) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11 including customary rights and restrictions contained in such agreements;

(j) Liens on cash and cash equivalents securing Indebtedness permitted by Section 6.01(i);

(k) Liens on Property of Subsidiaries that are not Loan Parties in connection with Indebtedness permitted by Section 6.01(h) or (n);

(l) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(o) Liens on property or Equity Interests (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that do not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(q) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(r) rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(s) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(t) Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(u) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Permitted Joint Venture;

(v) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (v) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (v) would not exceed the greater of (x) $150,000,000 and (y) 1.25% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(w) Liens on any Property of (i) any Loan Party in favor of any other Loan Party, (ii) any Foreign Subsidiary in favor of any Loan Party and (iii) any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary; and

(x) Liens on the Collateral of the Loan Parties securing Indebtedness of the Loan Parties permitted by Section 6.01(x) or (y) so long as the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the Second Lien Intercreditor Agreement or, in the case of Indebtedness permitted by Section 6.01(y), the First Lien Intercreditor Agreement;

(y) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(z) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(aa) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers; and

(bb) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a) any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11; provided that if a Borrower is a party to any such merger or consolidation transaction, the Borrower shall be the surviving Person in such merger or consolidation;

(b) any Loan Party may merge or consolidate with any other Person in a transaction in which such Loan Party is the surviving Person in such merger or consolidation; and

(c) the Borrower may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of the Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation organized under the laws of a State in the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents (unless a Covenant Suspension Period shall be continuing) and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement.

SECTION 6.04. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries in an amount not to exceed $20,000,000 in any fiscal year (with any unused amount of such base amount available for use in the next succeeding fiscal year); (d) the Borrower may pay cash dividends on its common stock in an amount not to exceed $0.06 per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (d) is not increased or decreased solely as a result of any stock split, stock dividend or similar reclassification) plus the payment of pro rata dividends on shares subject to issuance pursuant to outstanding options for each fiscal quarter thereafter; (e) to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) the Borrower may make other Restricted Payments in an aggregate amount not to exceed the sum of (x) $300,000,000 less the aggregate principal amount of Specified Indebtedness repurchased or prepaid pursuant to Section 6.06(a)(iv)(A), plus (y) the Available Amount; provided that the Borrower may only make the Restricted Payments permitted under the foregoing clause (g) so long as no Event of Default has occurred and is continuing or would arise after giving effect thereto; (h) the Borrower or any Subsidiary may make unlimited Restricted Payments under this clause (h) so long as on a Pro Forma Basis the Consolidated Leverage Ratio does not exceed 3.25 to 1.00; (i) the Borrower or any Subsidiary may make unlimited Restricted Payments during a Covenant Suspension Period , (j) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower, including Designated Preferred Stock, (k) the declaration and payments of dividends on Disqualified Equity Interests permitted to be issued pursuant to Section 6.01, (l) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) of the Borrower or any of its Subsidiaries issued after the Closing Date in an amount not to exceed the proceeds of such Designated Preferred Stock, (m) payments made to exercise, settle or terminate any Permitted Warrant Transaction (A) by delivery of the Borrower’s common stock, (B) by set-off against the related Permitted Bond Hedge Transaction, or (C) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Permitted Convertible Indebtedness and, in the case of any Permitted Warrant Transaction related to the Cash Convertible Notes, any cash payments made, in each case, to the extent that the aggregate amount of such payments exceeds the stated principal amount of the Cash Convertible Notes, (n) the Borrower and each Subsidiary may redeem, repurchase or otherwise acquire Qualified Equity

Interests within 180 days of any acquisition which was funded in whole or in part through the issuance of Qualified Equity Interests to the sellers of the business acquired in such acquisition so long as the amount expended does not exceed the current market value (as determined in good faith by the Borrower) of the Qualified Equity Interests issued to such sellers in such acquisition and (o) payments made in connection with any Permitted Bond Hedge Transaction.

SECTION 6.05. Investments. The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a) Investments by the Borrower or a Subsidiary in cash and Cash Equivalents;

(b) loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments by (i) any Loan Party in any Loan Party, (ii) any Foreign Subsidiary in any Loan Party, (iii) any Subsidiary that is not a Loan Party in the Borrower or any Subsidiary, (iv) any Loan Party in any Subsidiary that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Loan Party held directly by the Borrower or such Subsidiary in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary that is not a Loan Party to which such contribution is made, (y) an exchange of Equity Interests of such Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary that is not a Loan Party or (z) Guarantees of Indebtedness or other monetary obligations of any Subsidiary that is not a Loan Party owing to any Loan Party, (v) any Loan Party in any Subsidiary or in any Person that becomes a Subsidiary (or that is merged or consolidated into a Subsidiary) as a result of such Investment, provided that an Investment shall be permitted to be made pursuant to this subclause (v) only if at the time such Investment is made either (A) the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this subclause (v) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed $500,000,000 or (B) the Consolidated Leverage Ratio as of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) would be at least 0.25x less than the maximum permitted Consolidated Leverage Ratio under Section 6.09 on such date, and (vi) Investments among the Borrower and its Subsidiaries for purposes of funding payments under the Loan Documents in respect of scheduled interest and amortization payments and prepayments pursuant to Section 2.10(b) and Investments among the Borrower and its Subsidiaries in the ordinary course of business for purposes of funding the working capital and maintenance capital expenditure requirements and research and development activities of the Borrower and its Subsidiaries;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i), (j), (l) or (m) or Restricted Payments permitted by Section 6.04;

(f) (i) Investments existing or contemplated on the Closing Date and set forth on Schedule 6.05(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Subsidiary in the Borrower or any other Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g) Investments in Swap Agreements permitted under Section 6.01(i);

(h) Permitted Acquisitions;

(i) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(l) any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made;

(m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(o) Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) lease, utility and other similar deposits in the ordinary course of business;

(q) any acquisition of the remaining Equity Interests in Mylan Laboratories Limited or any of the Mchem Group Companies not held by the Borrower or any of its Subsidiaries or any acquisition of any Subsidiary of Mylan Laboratories Limited;

(r) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under Section 6.03(b), Restricted Payments permitted under Section 6.04 and payments in respect of Indebtedness not prohibited by Section 6.06;

(s) customary Investments in connection with Permitted Receivables Facilities;

(t) any Investment, including in a Permitted Joint Venture; provided that an Investment shall be permitted to be made pursuant to this clause (t) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (t) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed the greater of (1) $300,000,000 and (2) 2.1% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b));

(u) any Investments made during a Covenant Suspension Period;

(v) Permitted Bond Hedge Transactions which constitute Investments; and

(w) Investments in limited liability companies formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Borrower and its subsidiaries, including capital contributions and purchase price payments in respect thereof, so long as the Borrower determines in good faith that the amount of such tax benefits is expected to exceed the amount of such Investments; provided that, in the event that all Investments made in reliance on this clause (w) exceeds $75,000,000 in any fiscal year of the Borrower, the Borrower shall promptly provide the Administrative Agent with a certificate signed by a Financial Officer setting forth a reasonably detailed calculation of the amount of such Investments made (or to be made) in such fiscal year and the expected tax benefits from such Investments.

SECTION 6.06. Prepayments, Etc. of Indebtedness.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) payments upon the conversion of any Specified Indebtedness to cash or Equity Interests (other than Disqualified Equity Interests) of the Borrower in accordance with its terms and the repurchase of any Specified Indebtedness required by the terms thereof, (iii) the prepayment of Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary to the extent permitted by the Collateral Documents, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness in an aggregate amount not to exceed the sum of (A) $50,000,000 minus the amount of Restricted Payments made pursuant to Section 6.04(g)(x) plus (B) the Available Amount so long as no Event of Default has occurred and is continuing, (v) the prepayments of Specified Indebtedness so long as on a Pro Forma Basis the Consolidated Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) would not exceed 3.25 to 1.00, (vi) the prepayments of subordinated and unsecured Indebtedness of non-Loan Parties, (vii) the prepayments of Specified Indebtedness of the Borrower or any Subsidiary made during a Covenant Suspension Period, (viii) repayments, redemptions, purchases, defeasances and other payments required as a result of any sale, lease, transfer or other Disposition of Property from Declined Proceeds, and (ix) repayments, redemptions, purchase, defeasances and other payments in respect of the Cash Convertible Notes, provided (a) such repayments, redemptions, purchase, defeasances and other payments occur within the 12 months prior to the final maturity of the Cash Convertible Notes and (b) no Default has occurred and is continuing on this Agreement.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Specified Indebtedness.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Borrower), (h) the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests of the Borrower and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Closing Date, (k) consulting services to Permitted Joint Ventures in the ordinary course of business and any other transactions between or among the Borrower, its Subsidiaries and Permitted Joint Ventures in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement, (m) transactions effected as a part of a Qualified Receivables Transaction, and (n) the provision of services to directors or officers of the Borrower or any of its Subsidiaries of the nature provided by the Borrower or any of its Subsidiaries to customers in the ordinary course of business.

SECTION 6.08. Changes in Fiscal Year. The Borrower will cause its fiscal year to end on December 31 of each calendar year.

SECTION 6.09. Financial Covenants.

(a) The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period to be less than 3.5 to 1.0; provided that this Section 6.09(a) shall not apply to any Test Period ending during a Covenant Suspension Period.

(b) The Borrower will not permit the Consolidated Leverage Ratio at any date set forth below to exceed the ratio set forth opposite such date.

Date	Ratio
December 31, 2011	4.5:1.0
March 31, 2012	4.5:1.0
June 30, 2012	4.5:1.0
September 30, 2012	4.25:1.0
December 31, 2012	4.25:1.0
March 31, 2013	4.25:1.0
June 30, 2013	4.25:1.0
September 30, 2013	4.0:1.0
December 31, 2013	4.0:1.0
March 31, 2014	4.0:1.0
June 30, 2014	4.0:1.0
September 30, 2014 and the last day of each fiscal quarter of the Borrower ending thereafter	3.75:1.0

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement and any Permitted Refinancing Indebtedness in respect thereof, (ii) prohibitions, restrictions and conditions existing on the Closing Date (or any extension, refinancing, replacement or renewal thereof or any amendment or modification thereto that is not, taken as a whole, materially more restrictive (in the good faith determination of the Borrower) than any such restriction or condition), including, but not limited to prohibitions restrictions and conditions imposed by the Existing Senior Notes and any Permitted Refinancing Indebtedness incurred with respect thereto, (iii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iv) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (v) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, take as a whole, materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (vi) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (vii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (viii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) customary provisions in leases restricting the assignment or subletting thereof, (xi) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xii) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto, (xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xv) any limitation or prohibition on the disposition or distribution of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements and (xvi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.11. Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition, except:

(a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property (i) to the Borrower or to a Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of Foreign Subsidiaries to other Foreign Subsidiaries;

(e) Dispositions permitted by Sections 6.03, 6.04 and 6.05 and Liens permitted by Section 6.02 and Dispositions of Receivables and Related Assets in connection with Permitted Receivables Facilities;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(i) transfers of Property to the extent subject to Casualty Events;

(j) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (j) (including such Disposition) would not exceed the greater of (x) $750,000,000 and (y) 7.25% of Consolidated Total Assets as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) and (iv) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iv), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition;

(k) Dispositions listed on Schedule 6.11(k);

(l) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (m) (including such Disposition) would not exceed in the aggregate 15% of the Borrower’s Consolidated Total Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (iii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $50,000,000, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (iv) the Borrower shall prepay Term Loans in an amount up to the Net Cash Proceeds received from such Disposition in the manner and to the extent required by Section 2.10(b); and

(n) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

provided that any Disposition of any Property to the extent classified pursuant to one or more of Sections 6.11(j), (k) and (m) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Borrower.

SECTION 6.12. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the Borrower or any Material Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Borrower or any Material Subsidiary as a result thereof is greater than $100,000,000 and the Borrower or any Material Subsidiary fails to pay such termination value when due after applicable grace periods.

(g) the Borrower or any Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of the Borrower or any Subsidiary under Sections 401(a)(29) or 430(k) of the Code or under Section 4068 of ERISA;

(m) a Change in Control shall occur;

(n) at any time other than during a Collateral Suspension Period any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America as its agent and authorizes Bank of America to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America as its collateral agent and authorizes Bank of America to take such actions on its behalf and to exercise such powers as are delegated to the collateral agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the collateral agent, the Lenders and the Issuing Bank, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c) [Reserved].

(d) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Borrower, a Lender or the Issuing

Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(f) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(g) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan

Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent, and the Borrower in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Borrower shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, without the consent of the Borrower (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Borrower or the Required Lenders, as applicable, and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.

(h) Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(i) To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (i). The agreements in this clause (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this clause (i), include any Swingline Lender and any Issuing Bank.

(j) The Lenders irrevocably agree:

(i) that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (in each case, other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations, in each case not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit, (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than in the case of a transfer by a Loan Party, any transfer to another Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guarantee and Security Agreement pursuant to clause (iii) below;

(ii) (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and (B) that the Administrative Agent is authorized (but not required) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02;

(iii) that any Guarantor shall be automatically released from its obligations under the applicable Guarantee and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(iv) (A) the Loan Parties shall be entitled to a release of all of the Liens on the Collateral upon the request of a Responsible Officer of the Borrower at any time during a Covenant Suspension Period so long as (i) no Default has then occurred and is continuing and (ii) no Indebtedness secured by Liens permitted by Section 6.02(x) is outstanding (or is contemporaneously released) (a “Collateral Suspension Period”); provided that if such Covenant Suspension Period terminates, the Liens on the Collateral shall be restored, and the Loan Parties shall take all actions as may be required by the Administrative Agent to restore the Liens on all assets of the Loan Parties that would have constituted Collateral if no Covenant Suspension Period had occurred within sixty (60) days (or such longer period as may be agreed by the Administrative Agent in its sole discretion) of such Covenant Suspension Period termination and (B) the Administrative Agent is authorized (but not required) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document during a Collateral Suspension Period.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guarantee and Security Agreement pursuant to this paragraph (j). In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the applicable Guarantee and Security Agreement, in each case in accordance with the terms of the Loan Documents and this paragraph (j).

Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section, the definition of “Required Lenders” or the definition of “Alternative Currencies” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligations under the applicable Guarantee and Security Agreements, without the written consent of each Lender, (vii) after the Closing Date, waive or modify any condition precedent set forth in Section 4.02 with respect to Borrowings of U.S. Revolving Loans or Alternative Currency Revolving Loans, without the written consent of the Required U.S. Revolving Lenders or the Required Alternative Currency Revolving Lenders, as applicable, or (viii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender provided, that during a Collateral Suspension Period, the Administrative Agent may release all or substantially all of the Collateral without the consent of any Lender; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be and (2) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require the consent of each affected Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans (as determined by the Borrower in good faith), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for each party in the event of a conflict of interest), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit the Borrower’s indemnification obligations set forth in this Section 9.03.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Disbursement and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of such Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the U.S. Revolving Credit Facility or Alternative Currency Revolving Credit Facility, or $1,000,000 (or the Dollar Equivalent thereof), in the case of any assignment in respect of the Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (2) such assignment is an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Disbursements and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or results from a Change in Law after the sale of such participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Disbursement with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.05. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is a first-tier Subsidiary of a Loan Party do not constitute such an asset (if owned by a Loan Party) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.10(b)(ii).

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MYLAN INC.

By:		/s/ Brian G. Byala

	Name:	Brian G. Byala
	Title:	Senior Vice President and Treasurer

BANK OF AMERICA, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:		/s/ Robert LaPorte

	Name:	Robert LaPorte
	Title:	Vice President

Citibank, N.A.,
individually as a Lender

By:		/s/ Patricia Guerra Heh

	Name:	Patricia Guerra Heh
	Title:	Vice President

CREDIT SUISSE AG, Cayman Islands Branch,
individually as a Lender

By:		/s/ Ari Bruger

	Name:	Ari Bruger
	Title:	Vice President

By:		/s/ Rahul Parmar

	Name:	Rahul Parmar
	Title:	Associate

GOLDMAN SACHS BANK USA,
individually as a Lender

By:		/s/ Robert Ehudin

	Name:	Robert Ehudin
	Title:	Authorized Signatory

JPMorgan Chase Bank, N.A.,
individually as a Lender, and as an Issuing Bank

By:		/s/ Deborah R. Winkler

	Name:	Deborah R. Winkler
	Title:	Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
individually as a Lender

By:		/s/ Chi-Cheng Chen

	Name:	Chi-Cheng Chen
	Title:	Vice President

DNB NOR BANK ASA,
individually as a Co-Documentation Agent and as a Lender

By:		/s/ Kristie Li

	Name:	Kristie Li
	Title:	Vice President

By:		/s/ Stian Løvseth

	Name:	Stian Løvseth
	Title:	Vice President

Mizuho Corporate Bank, Ltd.,
individually as a Lender

By:		/s/ Bertram H. Tang

	Name:	Bertram H. Tang
	Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION,
individually as a Lender

By:		/s/ Tracy J. DeCock

	Name:	Tracy J. DeCock
	Title:	Senior Vice President

The Royal Bank of Scotland plc,
individually as a Lender

By:		/s/ William McGinty

	Name:	William McGinty
	Title:	Director

SUNTRUST BANK,
individually as a Lender

By:		/s/ Dana Dhaliwal

	Name:	Dana Dhaliwal
	Title:	Director

HSBC Bank USA, N.A.,
individually as a Lender

By:		/s/ Robert J. McArdle

	Name:	Robert J. McArdle
	Title:	SVP

MORGAN STANLEY BANK, N.A.,
individually as a Lender

By:		/s/ Michael King

	Name:	Michael King
	Title:	Authorized Signatory

Australia and New Zealand Banking Group Limited,
individually as a Lender

By:		/s/ Robert Grillo

	Name:	Robert Grillo
	Title:	Director

The Bank of Nova Scotia,
individually as a Lender

By:		/s/ Justin Perdue

	Name:	Justin Perdue
	Title:	Director

SCOTIABANC INC.,
individually as a Lender

By:		/s/ J.F. Todd

	Name:	J.F. Todd
	Title:	Managing Director

Fifth Third Bank,
individually as a Lender

By:		/s/ Megan R. Brearey

	Name:	Megan R. Brearey
	Title:	AVP

Credit Agricole Corporate and Investment Bank,
individually as a Lender

By:		/s/ David Christiansen

	Name:	David Christiansen
	Title:	Director

By:		/s/ John Bosco

	Name:	John Bosco
	Title:	Vice President

Deutsche Bank AG New York Branch,
individually as a Lender

By:		/s/ Carin Keegan

	Name:	Carin Keegan
	Title:	Director

By:		/s/ Erin Morrissey

	Name:	Erin Morrissey
	Title:	Director

The Huntington National Bank,
individually as a Lender

By:		/s/ Chad A. Lowe

	Name:	Chad A. Lowe
	Title:	Vice President

SOVEREIGN BANK,
individually as a Lender

By:		/s/ John W. Deegan

	Name:	John W. Deegan
	Title:	Senior Vice President

TD BANK, N.A.,
individually as a Lender

By:		/s/ Shivani Agarwal

	Name:	Shivani Agarwal
	Title:	Senior Vice President

Wells Fargo Bank, National Association,
individually as a Lender

By:		/s/ Andrea S. Chen

	Name:	Andrea S. Chen
	Title:	Director

Sumitomo Mitsui Banking Corporation,
individually as a Lender

By:		/s/ Shuji Yabe

	Name:	Shuji Yabe
	Title:	Managing Director

Capital One Leverage Finance Corp.,
individually as a Lender

By:		/s/ Paul Dellova

	Name:	Paul Dellova
	Title:	Senior Vice President

DZ Bank AG
Deutsche Zentral-Genossenschaftsbank Frankfurt am Main New York Branch, individually as a Lender

By:		/s/ Mark Markowski

	Name:	Mark Markowski
	Title:	Senior Vice President

By:		/s/ Oliver Hildenbrand

	Name:	Oliver Hildenbrand
	Title:	Senior Vice President

FIRST HAWAIIAN BANK,
individually as a Lender

By:		/s/ Landon Santos

	Name:	Landon Santos
	Title:	Corporate Banking Officer

FAR EAST NATIONAL BANK,
individually as a Lender

By:		/s/ Bowen Chang

	Name:	Bowen Chang
	Title:	Executive Vice President & Chief Credit Officer

First National Bank of Pennsylvania,
individually as a Lender

By:		/s/ Diane Geisler

	Name:	Diane Geisler
	Title:	Vice President

First Niagara Bank, N.A.,
individually as a Lender

By:		/s/ Ken Jamison

	Name:	Ken Jamison
	Title:	Vice President

THE NORTHERN TRUST COMPANY,
individually as a Lender

By:		/s/ Daniel J. Boote

	Name:	Daniel J. Boote
	Title:	Senior Vice President

FIRST COMMONWEALTH BANK,
individually as a Lender

By:		/s/ Brian J. Sohocki

	Name:	Brian J. Sohocki
	Title:	Vice President

Bank of Taiwan, New York Branch,
individually as a Lender

By:		/s/ Kevin H. Hsieh

	Name:	Kevin H. Hsieh
	Title:	VP & General Manager

Mega International Commercial Bank Co. Ltd. New York Branch,
individually as a Lender

By:		/s/ Priscilla Hsing

	Name:	Priscilla Hsing
	Title:	VP & DGM

Stifel Bank & Trust,
individually as a Lender

By:		/s/ John H. Phillips

	Name:	John H. Phillips
	Title:	Executive Vice President

Taiwan Cooperative Bank, Seattle Branch
individually as a Lender

By:		/s/ Ming-Chih Chen

	Name:	Ming-Chih Chen
	Title:	VP and General Manager

American Savings Bank, F.S.B.,
individually as a Lender

By:		/s/ Rian DuBach

	Name:	Rian DuBach
	Title:	Vice President

Chang Hwa Commercial Bank, Ltd., Los Angeles Branch
individually as a Lender

By:		/s/ Chu I Hung

	Name:	Chu I Hung
	Title:	VP & General Manager

E.Sun Commercial Bank, Ltd. Los Angeles Branch,
individually as a Lender

By:		/s/ Edward Chen

	Name:	Edward Chen
	Title:	VP & General Manager

FirstMerit Bank, N.A.,
individually as a Lender

By:		/s/ Tim Daniels

	Name:	Tim Daniels
	Title:	Vice President

TAIWAN BUSINESS BANK, L.A. BRANCH,
individually as a Lender

By:		/s/ Alex Wang

	Name:	Alex Wang
	Title:	S.V.P. & General Manager

California First National Bank,
individually as a Lender

By:		/s/ D.N. Lee

	Name:	D.N. Lee
	Title:	S.V.P.

Hua Nan Commercial Bank Ltd., New York Agency,
individually as a Lender

By:		/s/ Lie-Pun Lin

	Name:	Lie-Pun Lin
	Title:	Assistant Vice President